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                                                                     Exhibit 2.2


                                 AGREEMENT OF MERGER


     THIS AGREEMENT OF MERGER dated as of June 25, 1998 (the "AGREEMENT"), by and among Aurora Foods Holdings Inc., a Delaware corporation ("AURORA HOLDINGS"), AurFoods Operating Co. Inc., a Delaware corporation (f/k/a Aurora Foods Inc.) ("OLD AURORA"), VDK Holdings, Inc., a Delaware corporation ("VDK HOLDINGS"), Van de Kamp's, Inc., a Delaware corporation, ("VAN DE KAMP'S") and Aurora Foods Inc., a Delaware corporation (f/k/a A Foods Inc.) ("NEW AURORA"). Aurora Holdings, Old Aurora, VDK Holdings and Van de Kamp's are collectively referred to herein as the "MERGING ENTITIES".

                                 W I T N E S S E T H:

     WHEREAS, the respective Boards of Directors of New Aurora and each of the Merging Entities deem it advisable that the Merging Entities merge with and into New Aurora (the "MERGER"), upon the terms and conditions herein and in accordance with the laws of the State of Delaware.

     NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

SECTION 1.  TERMS

     1.1. At the Effective Time (as hereinafter defined) of the Merger, the Merging Entities shall be merged with and into New Aurora with New Aurora as the surviving corporation (hereinafter also referred to as the "SURVIVING CORPORATION").

     1.2. The Surviving Corporation is New Aurora.

     1.3. At the Effective Time, each share of Common Stock of each of the Merging Entities issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be cancelled and retired and no shares of Common Stock or other securities of New Aurora shall be issuable as a result of the Merger.

     1.4. Upon and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises, and be subject to all the restrictions, disabilities and duties, of the Constituent Corporations (as hereinafter defined); and all rights, privileges, powers and franchises of the Constituent Corporations shall be vested in and be the property of the Surviving Corporation; and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties have been incurred or contracted by it.



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SECTION 2.  EFFECTIVE TIME

     2.1. Subsequent to the execution of this Agreement, New Aurora and each of the Merging Entities (collectively, the "CONSTITUENT CORPORATIONS") shall each submit this Agreement to their respective stockholders for their approval pursuant to the applicable provisions of the General Corporation Law of the State of Delaware.

     2.2. Following approval of this Agreement in accordance with Section 2.1 above, and provided that:

     (a) each of the Constituent Corporations shall have received the approval of its stockholders as required under law; and

     (b)  this Agreement has not been terminated and abandoned pursuant to
Section 4.2 hereof; the Surviving Corporation will cause a Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided by law.

     2.3. The Merger shall become effective immediately upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the date and time of such filing being herein referred to as the "EFFECTIVE TIME"). Any of the Chairman, Vice Chairman, Chief Financial Officer, Executive Vice President, Vice President, Secretary or Assistant Secretary of New Aurora is authorized to sign the Certificate of Merger.

SECTION 3.     CERTIFICATE OF INCORPORATION AND BY-LAWS; BOARD OF DIRECTORS

     3.1. The Certificate of Incorporation of New Aurora constituted at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until such time as it shall be further amended as provided by law.

     3.2. The By-Laws of New Aurora shall be the By-Laws of the Surviving Corporation, subject to alteration, amendment or repeal from time to time by the Board of Directors or the stockholders of the Surviving Corporation.

     3.3. From and after the Effective Time the members of the Board of Directors of the Surviving Corporation shall consist of the members of the Board of Directors of New Aurora immediately prior to the Effective Time, to hold office until the expiration of their then current terms and until their respective successors shall be elected.

     3.4. From and after the Effective Time, the officers of New Aurora shall consist of the officers of New Aurora immediately prior to the Effective Time, to hold office until the next


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annual meeting of the stockholders of New Aurora and until their respective successors are elected and appointed.

SECTION 4.  AMENDMENT AND TERMINATION

     4.1. To the fullest extent permitted by applicable law, the Constituent Corporations, by mutual consent of their respective Boards of Directors, may amend, modify or supplement this Agreement in such a manner as may be agreed upon by them in writing at any time prior to the Effective Time, even though the Agreement shall have been approved by the stockholders of one or more of the Constituent Corporations.

     4.2. This Agreement may be terminated and the Merger abandoned for any reason by resolution adopted by any one of the respective Boards of Directors of the Constituent Corporations at any time prior to the Effective Time, even though this Agreement shall have been approved by the stockholders of one or more of the Constituent Corporations.














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     IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement as of the date first written above.

                                   AURORA FOODS HOLDINGS INC.



                                   By:/s/ James B. Ardrey
                                      --------------------------------
                                      Name: James B. Ardrey
                                      Title: Executive Vice President

                                   AURFOODS OPERATING CO. INC.



                                   By:/s/ James B. Ardrey
                                      --------------------------------
                                      Name: James B. Ardrey
                                      Title: Executive Vice President

                                   VDK HOLDINGS, INC.



                                   By:/s/ James B. Ardrey
                                      --------------------------------
                                      Name: James B. Ardrey
                                      Title: Executive Vice President

                                   VAN DE KAMP'S, INC.



                                   By:/s/ James B. Ardrey
                                      --------------------------------
                                      Name: James B. Ardrey
                                      Title: Executive Vice President

                                   AURORA FOODS INC.




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                                   By:/s/ James B. Ardrey
                                      --------------------------------
                                      Name: James B. Ardrey
                                      Title: Vice Chairman

































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